Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION ANNOUNCES
NEW LEADERSHIP ROLES

John Jardine Promoted to President, Co-CEO and Director

Chairman Robert L. Rosen to Serve as Interim Co-CEO

Reaffirms 2015 Earnings Guidance

CHICAGO, IL — August 31, 2015 — Ares Commercial Real Estate Corporation (NYSE: ACRE or the “Company”) announced today that on August 28, 2015, its Board of Directors appointed John Jardine as President and Co-Chief Executive Officer as well as elected him to the Board as a director. ACRE Chairman Robert L. Rosen was also appointed as Co-Chief Executive Officer on an interim basis. The Company also announced that Todd Schuster has resigned as ACRE’s President and Chief Executive Officer and as a Director. Mr. Schuster’s resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

“We appreciate Todd’s contributions in building ACRE into a well-positioned, full-service commercial real estate lending and servicing company,” said Mr. Rosen. “The Board also recognizes John’s leadership in loan originations across the ACRE platform. John and I will collaborate closely to ensure that the foundation of growth at ACRE continues.”

Since joining Ares in 2013, Mr. Jardine has led the debt origination strategy for ACRE, including its mortgage banking subsidiary ACRE Capital LLC.  Mr. Jardine is a seasoned real estate investor, having spent more than 20 years at TIAA-CREF, where he negotiated and closed large transactions and oversaw the performance of several multi-billion dollar commercial real estate portfolios. Mr. Jardine also led the formation of TIAA Realty, Inc., a private real estate investment trust.  Prior to joining Ares, Mr. Jardine was a Managing Director with C-III Asset Management, a primary and special loan servicer.  Additionally, Mr. Jardine worked as a Managing Director focusing on commercial mortgage-related credit strategies for ZAIS Group, an investment management company focused on specialized credit strategies.

“I look forward to my new role in leading the Company to continue its growth,” said Mr. Jardine. “We are prospering from the repositioning actions we took last year to optimize our balance sheet and expand our origination capabilities. I am excited to work with Rob in improving ACRE’s earnings and shareholder value given his longtime affiliation with Ares Management and broad leadership experiences, including as a public company CEO.”

ACRE also announced that it is reaffirming its guidance of estimated net income per diluted common share to be between $1.12 to $1.18 for the year ending December 31, 2015. “Our business continues to demonstrate solid financial performance and our outlook remains unchanged,” commented Tae-Sik Yoon, ACRE’s Chief Financial Officer.

The Company’s guidance is based upon management’s current expectations regarding (1) the timing and amount of, and returns on, originations in the Principal Lending and Mortgage Banking segments in the Company’s existing pipeline, (2) the timing and amount of repayments in the Principal Lending and Mortgage Banking segments, (3) the availability and cost, including advance rates, of additional debt capital to fund new investments and commitments on existing investments, refinance existing indebtedness and for general corporate working capital purposes, (4) interest rate volatility, (5) change in the fair value of mortgage servicing rights and derivatives held by the Company, (6) taxation associated with the Company’s taxable REIT subsidiaries (“TRS”), including most significantly the TRS that holds the Mortgage Banking segment, (7) changes in the Company’s operating costs and expenses, (8) impact of raising additional debt or equity capital and (9) material acquisitions or dispositions by the Company. The Company’s guidance is also based on current expectations of market conditions, including but not limited to the level of lending and borrowing spreads, commercial real estate loan volumes and government-sponsored enterprise activity and the judgment of the Company’s management team. There is no guarantee or assurance that such activities will occur as expected or at all. The Company’s earnings estimates are forward-looking statements and are subject to risks and other factors described elsewhere in this press release. Actual events or conditions may differ materially from these assumptions and therefore, actual results may vary significantly.

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in principal lending and mortgage banking of commercial real estate investments. Through Ares Commercial Real Estate Corporation’s national direct origination platform, it provides a broad offering of flexible financing solutions for commercial real estate owners and operators. Through ACRE Capital LLC, Ares Commercial Real Estate Corporation’s mortgage banking subsidiary, it originates and services multifamily residential mortgage loans, senior housing and healthcare facility loans by utilizing programs overseen by governmental agencies and government-sponsored entities. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager with approximately $88 billion of assets under management as of June 30, 2015. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

Forward-Looking Statements

Statements included herein, including the Company’s estimated earnings per share for the full year 2015, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results could differ materially from those in the forward-looking statements as a result of a number of factors, including the returns on current and future investments, rates of repayments and prepayments on the Company’s mortgage loans, availability of investment opportunities, the Company’s ability to originate additional investments and completion of pending investments, the availability of capital, the availability and cost of financing, market trends and conditions in the Company’s industry and the general economy, the level of lending and borrowing spreads, commercial real estate loan volumes, government-sponsored enterprise activity and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein, including the Company’s estimated earnings per share for the full year 2015.  Projections and forward-looking statements are based on management’s good faith and reasonable assumptions, including the assumptions described herein.

Contacts:

Ares Commercial Real Estate Corporation

Investors:
Carl Drake or John Stilmar
+1 888-818-5298
iracre@aresmgmt.com

Media:
Bill Mendel
+1 212 397-1030
bill@mendelcommunications.com